Exhibit 99(a)

NEWS RELEASE

    Cliffs Natural Resources Inc. Reports Second-Quarter 2012 Results

•	Company Reports Revenue of $1.6 Billion and Net Income Attributable to Cliffs’ Shareholders of $258 Million, or $1.81 Per Diluted Share

•	Year-to-Date Global Iron Ore Sales Volume Increases 23% to 19 Million Tons

•	Record Sales Volume Achieved Despite Softer Year-over-Year Market Conditions

CLEVELAND—July 25, 2012—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported second-quarter results for the period ended June 30, 2012. Consolidated revenues decreased 10% for the second quarter to $1.6 billion, from $1.8 billion in the same quarter last year. The decrease was primarily driven by lower year-over-year pricing for the commodity products the Company markets. Lower revenues and increased cost of goods sold driven by higher labor, mining, and maintenance expenses resulted in a 39% decrease in consolidated sales margin to $449 million compared with the second quarter of 2011. Partially offsetting the sales margin decrease were higher global iron ore sales volumes of 13% driven by incremental volume from Eastern Canadian Iron Ore related to the acquisition of Bloom Lake Mine and the completion of Cliffs’ expansion project in Asia Pacific Iron Ore.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, said, “While the current pricing environment is softer year over year, the underlying fundamentals supporting Cliffs’ long-term strategy remain intact. We will continue to execute our expansion plans at Bloom Lake Mine. Cliffs has the potential to build an iron ore business in Eastern Canada rivaling our legacy U.S. Iron Ore operations in size and scope. This business will also have full access to the seaborne market and developing economies around the world.”

Net income attributable to Cliffs’ common shareholders was $258 million, or $1.81 per diluted share, down from $409 million, or $2.92 per diluted share in the second quarter of 2011. The decrease was primarily due to lower consolidated sales margin, as indicated above, and the absence of a significant foreign currency hedging gain, which was reported in the second quarter of 2011. Partially offsetting the decrease were lower year-over-year interest expense and a $29 million favorable impact recorded as miscellaneous net, primarily related to foreign currency remeasurements, the sale of investments and receipt of insurance proceeds. Also, during the quarter, the Company recorded a $27 million discrete tax item related to the favorable resolution of a tax position.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

U.S. Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011 (1)
Volumes - In Thousands of Long Tons
Total sales volume	5,444	5,762	8,823	8,581
Cliffs’ share of total production volume	5,366	6,161	10,665	11,321

Sales Margin - In Millions
Revenues from product sales and services	$705.0	$885.2	$1,146.7	$1,395.3
Cost of goods sold and operating expenses	418.9	444.1	693.8	592.9

Sales margin	$286.1	$441.1	$452.9	$802.4

Sales Margin - Per Long Ton
Revenues from product sales and services*	$119.51	$137.81	$118.69	$147.19
Cash cost**	62.59	57.40	62.03	49.08
Depreciation, depletion and amortization	4.37	3.85	5.33	4.60

Cost of goods sold and operating expenses*	66.96	61.25	67.36	53.68

Sales margin	$52.55	$76.56	$51.33	$93.51

*	Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.
**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.
(1)	2011 first-half revenues and cost of goods sold include a benefit of $129 million and $54 million, respectively, related to retroactive adjustments for tons shipped in 2010 and 2009 as part of previously disclosed arbitration and litigation settlements.

Second-quarter 2012 U.S. Iron Ore pellet sales volume was 5.4 million tons, compared with 5.8 million tons sold in the second quarter of 2011. The decrease was attributed to the timing of vessel shipments.

U.S. Iron Ore second-quarter 2012 revenues per ton were $119.51, down 13% from $137.81 in the prior year’s second quarter. The decrease is attributable to lower year-over-year pricing for seaborne iron ore and changes in customer mix.

Cash cost per ton in U.S. Iron Ore was $62.59, up 9% from $57.40 in the year-ago quarter. The increase was primarily driven by the additional costs recognized related to the full consolidation of Empire Mine, which is not reflected in the prior year’s comparable quarter. Higher idle costs attributed to the previously disclosed planned temporary production curtailment at Empire Mine and lower fixed-cost leverage also contributed to the increased per-ton cash costs.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Eastern Canadian Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Volumes - In Thousands of Metric Tons
Total sales volume	2,367	1,679	4,263	2,416
Total production volume	1,871	1,868	3,932	2,721

Sales Margin - In Millions
Revenues from product sales and services	$303.9	$297.6	$524.6	$424.9
Cost of goods sold and operating expenses	292.2	229.6	527.2	322.4

Sales margin	$11.7	$68.0	$(2.6)	$102.5

Sales Margin - Per Metric Ton
Revenues from product sales and services	$128.39	$177.22	$123.06	$175.88
Cash cost*	107.14	89.14	105.72	96.32
Inventory step-up	—	28.83	—	20.03
Depreciation, depletion and amortization	16.31	18.76	17.95	17.10

Cost of goods sold and operating expenses	123.45	136.73	123.67	133.45

Sales margin	$4.94	$40.49	$(0.61)	$42.43

*	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less inventory step-up costs, purchase price adjustments, and depreciation, depletion and amortization per ton.

Second-quarter 2012 Eastern Canadian Iron Ore sales volume was 2.4 million tons, a 41% increase from the 1.7 million tons sold in the second quarter of 2011. The increase was driven by incremental iron ore concentrate sales volume from the Bloom Lake Mine. Cliffs indicated the prior year’s comparable quarter included a partial quarter of concentrate sales, as Bloom Lake Mine was acquired in May 2011. The second-quarter 2012 sales volume mix included 1.4 million tons of iron ore concentrate and 900,000 tons of iron ore pellets.

Eastern Canadian Iron Ore second-quarter 2012 revenues per ton were $128.39, down 28% from $177.22 in the prior year’s second quarter. The lower per-ton revenues were primarily attributable to decreased year-over-year seaborne pricing for iron ore. In addition, second-quarter 2011 sales mix included a higher proportion of iron ore pellet sales from Wabush Mine, which receive a premium in the seaborne market.

Cash cost per ton in Eastern Canadian Iron Ore was $107.14, up 20% from $89.14 in the year-ago quarter. The increase reflected higher cash costs at Bloom Lake Mine of $91 per ton, which was primarily driven by higher labor, maintenance, and logistics costs. Additionally, Wabush Mine’s second-quarter 2012 cash costs were $133 per ton, up 17% from the prior year’s comparable quarter, due to increased maintenance and repair spending related to temporary equipment failures, as well as higher mining costs.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Asia Pacific Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Volumes - In Thousands of Metric Tons
Total sales volume	3,069	2,201	5,842	4,422
Total production volume	2,842	2,290	5,116	4,356

Sales Margin - In Millions
Revenues from product sales and services	$361.3	$381.6	$721.1	$727.0
Cost of goods sold and operating expenses	214.5	176.6	449.2	326.2

Sales margin	$146.8	$205.0	$271.9	$400.8

Sales Margin - Per Metric Ton
Revenues from product sales and services	$117.73	$173.38	$123.43	$164.41
Cash cost*	56.92	68.92	64.94	62.71
Depreciation, depletion and amortization	12.97	11.31	11.95	11.06

Cost of goods sold and operating expenses	69.89	80.23	76.89	73.77

Sales margin	$47.84	$93.15	$46.54	$90.64

*	Cash cost per metric ton is defined as cost of goods sold and operating expenses per metric ton less depreciation, depletion and amortization per metric ton.

Second-quarter 2012 Asia Pacific Iron Ore sales volume increased 39% to a record 3.1 million tons from 2.2 million tons in 2011’s second quarter. The increase is attributed to the completion of Cliffs’ Koolyanobbing Complex expansion project to achieve an 11 million ton annual run rate. The project included several logistical infrastructure investments including longer trains, new locomotives, and upgrades to the port.

Revenue per ton for second-quarter 2012 decreased 32% to $117.73, from $173.38 in last year’s second quarter. The decrease was primarily driven by lower year-over-year seaborne pricing for iron ore. The current quarter’s sales mix included a low-grade iron ore product, which also contributed to the lower year-over-year revenue per ton results. Cliffs indicated the lower-quality product sells at a reduced rate and is expected to be replaced with the Company’s standard-quality iron ore products during the third quarter of 2012.

Cash cost per ton in Asia Pacific Iron Ore decreased 17% to $56.92 from $68.92 in 2011’s comparable quarter. The year-over-year decrease was primarily attributable to the aforementioned sales of low-grade ore, which carries a lower cash cost per ton. In addition, lower royalty expenses and a favorable foreign exchange rate, partially offset by increased mining costs, contributed to the lower cash cost per ton from the year-ago quarter.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

North American Coal

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Volumes - In Thousands of Short Tons
Total sales volume	1,531	1,265	2,938	2,523
Total production volume	1,348	1,106	3,105	2,461

Sales Margin - In Millions
Revenues from product sales and services	$209.2	$159.7	$399.2	$324.7
Cost of goods sold and operating expenses	218.8	174.5	394.2	342.4

Sales margin	$(9.6)	$(14.8)	$5.0	$(17.7)

Sales Margin - Per Short Ton
Revenues from product sales and services*	$120.32	$118.65	$120.97	$121.27
Cash cost**	110.72	113.91	104.16	111.48
Depreciation, depletion and amortization	15.87	16.44	15.11	16.81

Cost of goods sold and operating expenses*	126.59	130.35	119.27	128.29

Sales margin	$(6.27)	$(11.70)	$1.70	$(7.02)

*	Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.
**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization and other non-cash expenses per ton.

For the second quarter of 2012, North American Coal sales volume was 1.5 million tons, a 21% increase from the 1.3 million tons sold in the prior year’s comparable quarter. The increase was primarily driven by significantly higher year-over-year sales volume from Cliffs’ low-volatile metallurgical coal mines, which achieved meaningfully higher year-over-year production volumes. Partially offsetting the increase was lower sales from Cliffs’ Toney Fork thermal coal mine in West Virginia. As previously disclosed during the quarter, Cliffs has curtailed production and reduced its labor force at Toney Fork Mine due to the weak thermal coal market conditions.

North American Coal’s second-quarter 2012 revenues per ton were up slightly to $120.32 versus $118.65 in the second quarter of 2011. The increase was primarily driven by sales mix, as second-quarter 2012 included a higher proportion of premium low-volatile metallurgical coal sales. The increase was largely offset by lower year-over-year market pricing for all coal products.

Cash cost per ton decreased to $110.72 from $113.91 in the comparable quarter last year. Second-quarter 2012 cash costs per ton benefited from higher fixed cost leverage, partially offset by a longwall machine move at Pinnacle Mine.

Sonoma Coal and Amapá

In the second quarter of 2012, Cliffs’ share of sales volume for its 45% economic interest in Sonoma Coal was 369,000 tons. Revenues and sales margin generated for Cliffs were $47 million and $6 million, respectively. Revenues per ton at Sonoma were $126.42, with cash costs of $98.50 per ton. Subsequent to quarter end, Cliffs announced it entered into a definitive share and asset sale agreement to sell its economic interest in Sonoma Coal. Upon completion of the transaction, Cliffs anticipates collecting approximately AUD$141 million in cash proceeds. The Company expects the transaction to close during the fourth quarter of 2012.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Cliffs has a 30% ownership interest in Amapá, an iron ore operation in Brazil. During the second quarter of 2012, Amapá earned equity income of $1 million for Cliffs’ share of the operation and produced approximately 1.5 million tons.

Capital Structure, Cash Flow and Liquidity

At quarter end, Cliffs had $159 million of cash and cash equivalents and $4 billion in total debt, including $325 million drawn on its $1.75 billion revolving credit facility. For the quarter, Cliffs generated $96 million in cash from operations versus generating $618 million in the 2011 comparable quarter. The Company indicated the prior year’s second quarter included a nonrecurring cash receipt of $275 million, related to establishing a final pricing mechanism with one of its customers. Also, the weaker year-over-year pricing for the Company’s products as well as higher costs, have negatively impacted cash from operations results for the quarter. Historically, the Company has generated the majority of its operating cash flow during the second half of the calendar year.

For the quarter, Cliffs reported depreciation, depletion and amortization of $132 million.

Outlook

Cliffs expects its primary end markets to remain stable for the second half of the year. Continued increases in steel production, along with monetary action taken by the Chinese government to spur accelerated economic growth, are anticipated to support Cliffs’ annual Chinese crude steel production expectation of approximately 730 million tons. The Company continues to anticipate modest growth in the U.S. economy, which will position Cliffs’ U.S. Iron Ore business to generate healthy results. Due to the year-to-date spot price for 62% Fe seaborne iron ore averaging $142 per ton, Cliffs is modestly decreasing its average full-year 2012 seaborne iron ore spot price expectation to approximately $145 per ton (C.F.R. China) from its previous expectation of $150 per ton. The revised pricing assumption serves as the basis for the iron ore business outlook below.

U.S. Iron Ore Outlook (Long tons)

For 2012, the Company is maintaining its U.S. Iron Ore sales and production volume expectations of approximately 23 million tons and 22 million tons, respectively.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

The Company is also maintaining its full-year 2012 U.S. Iron Ore revenues-per-ton expectation of approximately $115—$120 based on the following assumptions:

•	Average 2012 U.S. steelmaking utilization of approximately 75%; and

•	Average 2012 hot-rolled steel pricing of approximately $700—$750 per ton.

In addition, the revenues-per-ton expectation also considers various contract provisions, lag-year adjustments and pricing caps and floors contained in certain supply agreements. Actual realized revenues per ton for the full year will depend on iron ore price changes, customer mix, production input costs and/or steel prices (all factors contained in certain of Cliffs’ supply agreements).

Cliffs is also maintaining its full-year 2012 U.S. Iron Ore cash-cost-per-ton expectation of approximately $60—$65. Depreciation, depletion and amortization for full-year 2012 is expected to be approximately $4 per ton.

Eastern Canadian Iron Ore Outlook (Metric tons, F.O.B. Eastern Canada)

As part of a revised long-term commercial strategy for Bloom Lake Mine, Cliffs has recently made an operating decision to begin production of a premium, higher-grade iron ore concentrate product expected to realize a premium price and higher sales margin per ton in the seaborne iron ore market. The higher-grade iron ore product will be comprised of lower silica levels versus Bloom Lake Mine’s previous product. Producing this premium product partially contributes to reducing Bloom Lake Mine’s overall expected annual production volume to 7.2 million tons from a previous expectation of 8 million tons per year. The revised production volume is also expected to provide more stability to the mine’s operations. Cliffs also anticipates producing the premium higher-grade iron ore concentrate product for the announced expansion phases of the mine.

Production volume for the full year is anticipated to be approximately 9.2 million tons, lower than the Company’s previous expectation of 11.2 million tons, driven by the aforementioned volume adjustments at Bloom Lake Mine, as well as lower production from Wabush Mine resulting from lower operating rates at the mine.

Primarily driven by the revised annual production volumes, the Company is decreasing its Eastern Canadian Iron Ore sales volume expectation to approximately 9.6 million tons from its previous expectation of 12 million tons.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Cliffs is decreasing its full-year 2012 Eastern Canadian Iron Ore revenues per ton to approximately $130—$135, from its previous expectation of $140—$145 per ton. The decrease is primarily driven by the previously indicated lower full-year assumption for seaborne iron ore pricing. The full-year product mix expectation is anticipated to be approximately 60% iron ore concentrate and 40% iron ore pellets.

The Company is increasing its Eastern Canadian Iron Ore full-year 2012 cash-cost-per-ton expectation to approximately $100—$105, from $80—$85, as the result of lower fixed-cost leverage due to the reduced sales volume expectation, higher cash cost per ton at Bloom Lake Mine related to the production of the higher-grade iron ore concentrate, and other increased expenses. Primarily driven by increased volumes and the related fixed-cost leverage along with reduced spending in the second half of the current year, cash costs per ton at Bloom Lake and Wabush mines are anticipated to be approximately $85 and $125, respectively for full-year 2012. Depreciation, depletion and amortization is anticipated to be approximately $18 per ton for full-year 2012.

Asia Pacific Iron Ore Outlook (Metric tons, F.O.B. the port)

Cliffs is increasing its full-year 2012 Asia Pacific Iron Ore expected sales volume to approximately 11.6 million tons from a previous expectation of approximately 11.4 million tons. The Company is maintaining its production volume expectation of approximately 11.1 million tons.

Due to additional sales of a low-grade iron ore product, as well as the lower assumption for full-year iron ore pricing, Cliffs is reducing its full-year 2012 Asia Pacific Iron Ore revenues per ton to approximately $120—$125 from its previous expectation of $140—$145 per ton. The anticipated product mix is approximately half lump and half fines iron ore.

Cliffs is decreasing its Asia Pacific Iron Ore cash-cost-per-ton expectation to $65—$70 from $70—$75 due to the increased sales of low-grade product, which carry a lower cash cost per ton. Cliffs anticipates depreciation, depletion and amortization to be approximately $13 per ton for full-year 2012.

North American Coal Outlook (Short tons, F.O.B. the mine)

As previously disclosed, Cliffs is reducing production at its Toney Fork thermal coal mine in West Virginia to align volume with current market demand. As a result, Cliffs’ full-year 2012 North American Coal sales and production volumes are expected to be approximately 6.9 million tons and 6.2 million tons, respectively. Sales volume mix is anticipated to be approximately 4.6 million tons of low-volatile metallurgical coal and 1.5 million tons of high-volatile metallurgical coal, with thermal coal making up the remainder of the expected sales volume.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Cliffs is maintaining its North American Coal 2012 revenues-per-ton expectation of approximately $130—$135.

The Company is increasing its cash-cost-per-ton expectation to $110—$115, from $105—$110. The increase is driven by the higher proportion of metallurgical coal sales volume, which carries a higher cash cost per ton. Full-year 2012 depreciation, depletion and amortization is expected to be approximately $13 per ton.

The following table provides a summary of Cliffs’ 2012 guidance for its four business segments:

2012 Outlook Summary
	U.S.		Eastern Canadian		Asia Pacific		North American
	Iron Ore (1)		Iron Ore (2)		Iron Ore (3)		Coal (4)
	Current	Previous	Current	Previous	Current	Previous	Current	Previous
	Outlook	Outlook	Outlook	Outlook	Outlook	Outlook	Outlook	Outlook
Sales volume (million tons)	23	23	9.6	12	11.6	11.4	6.9	7.2

Revenue per ton	$115 - $120	$115 - $120	$130 - $135	$140 - $145	$120 - $125	$140 - $145	$130 - $135	$130 - $135

Cash cost per ton	$60 - $65	$60 - $65	$100 - $105	$80 - $85	$65 - $70	$70 - $75	$110 - $115	$105 - $110

DD&A per ton	$4	$5	$18	$18	$13	$13	$13	$14

(1)	U.S. Iron Ore tons are reported in long tons.
(2)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(3)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.
(4)	North American Coal tons are reported in short tons, F.O.B. the mine.

Outlook for Amapá and Sonoma (Metric tons, F.O.B. the port)

Cliffs anticipates the outlook for its interests in Amapá to be consistent with its previously reported full-year 2012 expectations. As previously disclosed, Cliffs’ sale of its economic interests in Sonoma is expected to be completed in the fourth quarter of 2012.

SG&A Expenses & Other Expectations

Cliffs is reducing its full-year 2012 SG&A expense expectation to approximately $300 million from its previous expectation of $325 million. The decrease is primarily driven by the timing of spending for certain corporate projects and a continued focus on reducing Company-wide overhead expenses.

Cliffs is also maintaining its full-year cash outflows expectation of approximately $165 million to support future growth. This is comprised of approximately $90 million related to exploration and drilling programs and approximately $75 million related to its chromite project in Ontario, Canada.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

For 2012, Cliffs anticipates a full-year effective tax rate of approximately 2%. Excluding the previously disclosed enacted Minerals Resource Rent Tax and other discrete tax items, the Company anticipates its effective tax rate to be approximately 22%. In addition, Cliffs expects its full-year 2012 depreciation, depletion and amortization to be approximately $530 million.

2012 Capital Budget Update and Other Uses of Cash

Due to the Company’s revised outlook, Cliffs is decreasing its full-year 2012 cash flow from operations expectation to approximately $1.3 billion, from its previous expectation of $1.7 billion.

Cliffs is maintaining its previously disclosed 2012 capital expenditures budget of approximately $1 billion, comprised of approximately $300 million in sustaining capital and $700 million in growth and productivity-improvement capital.

Cliffs will host a conference call to discuss its second-quarter 2012 results tomorrow, July 26, 2012, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs’ website: www.cliffsnaturalresources.com.

About Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and two iron ore mining complexes in Western Australia. In addition, Cliffs has a major chromite project, in the feasibility stage of development, located in Ontario, Canada.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond Cliffs’ control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: the uncertainty or weakness in global economic and/or market conditions

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

including downward pressure on prices and reduced market demand; trends affecting our financial condition, results of operations or future prospects, particularly any slowing of the economic growth rate in China for an extended period; the ability to successfully integrate acquired companies and achieve post-acquisition synergies, including without limitation, Consolidated Thompson; the ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, materials or services providers, or any other litigation or arbitration; changes in sales volume or mix; the impact of price-adjustment factors on our sales contracts; our ability to successfully identify and consummate any strategic investments; unanticipated downturns in business relationships with customers or their purchases from us; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of pre-feasibility and feasibility studies in relation to projects; impacts of increasing governmental regulation and related costs, including failure to receive or maintain required environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity; the ability to achieve planned production rates or levels; our actual economic ore reserves or reductions in current resource estimates; adverse changes in currency values, currency exchange rates, interest rates and tax laws; the ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and renew expiring collective bargaining agreements on satisfactory terms; availability of capital equipment and component parts; the amount and timing of any insurance recovery proceeds with respect to Oak Grove Mine; risks related to international operations; potential existence of significant deficiencies or material weakness in our internal control over financial reporting; and problems or uncertainties with productivity, third-party contractors, unanticipated geological conditions, weather conditions, natural disasters, tons mined, changes in cost factors, the supply or price of energy, equipment failures, transportation, mine-closure obligations and employee benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company’s most recently filed reports with the Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:

Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316

FINANCIAL TABLES FOLLOW

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CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,546.6	$1,705.0	$2,747.5	$2,838.0
Freight and venture partners’ cost reimbursements	79.4	100.8	143.2	151.0

	1,626.0	1,805.8	2,890.7	2,989.0
COST OF GOODS SOLD AND OPERATING EXPENSES	(1,176.7)	(1,074.2)	(2,137.9)	(1,657.9)

SALES MARGIN	449.3	731.6	752.8	1,331.1
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(83.5)	(69.4)	(146.5)	(115.1)
Consolidated Thompson acquisition costs	—	(18.0)	—	(22.9)
Exploration costs	(29.1)	(18.2)	(47.9)	(28.8)
Miscellaneous - net	28.6	(8.2)	38.0	(4.4)

	(84.0)	(113.8)	(156.4)	(171.2)

OPERATING INCOME	365.3	617.8	596.4	1,159.9
OTHER INCOME (EXPENSE)
Changes in fair value of foreign currency contracts, net	—	50.4	0.3	106.7
Interest expense	(47.1)	(81.3)	(94.4)	(119.7)
Other non-operating income (expense)	(0.5)	2.9	3.0	5.9

	(47.6)	(28.0)	(91.1)	(7.1)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	317.7	589.8	505.3	1,152.8
INCOME TAX (EXPENSE) BENEFIT	(42.9)	(150.4)	167.9	(292.6)
EQUITY LOSS FROM VENTURES	(0.5)	(11.3)	(7.4)	(8.3)

INCOME FROM CONTINUING OPERATIONS	274.3	428.1	665.8	851.9
LOSS FROM DISCONTINUED OPERATIONS, net of tax	—	(0.7)	(0.1)	(1.1)

NET INCOME	274.3	427.4	665.7	850.8
LESS: INCOME ATTRIBUTABLE TO
NONCONTROLLING INTEREST	16.3	18.3	31.9	18.3

NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$258.0	$409.1	$633.8	$832.5

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$1.81	$2.95	$4.45	$6.07
Discontinued operations	—	(0.01)	—	(0.01)

	$1.81	$2.94	$4.45	$6.06

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$1.81	$2.93	$4.44	$6.04
Discontinued operations	—	(0.01)	—	(0.01)

	$1.81	$2.92	$4.44	$6.03

AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	142,380	139,000	142,303	137,243
Diluted	142,814	139,783	142,762	137,987

CASH DIVIDENDS DECLARED PER SHARE	$0.63	$0.14	$0.91	$0.28

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	June 30,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$159.2	$521.6
Accounts receivable	310.8	304.2
Inventories	741.0	475.7
Supplies and other inventories	237.0	216.9
Derivative assets	74.8	82.1
Other current assets	219.8	190.2

TOTAL CURRENT ASSETS	1,742.6	1,790.7
PROPERTY, PLANT AND EQUIPMENT, NET	10,882.1	10,524.6
OTHER ASSETS
Investments in ventures	531.2	526.6
Goodwill	1,166.1	1,152.1
Intangible assets, net	137.9	147.0
Deferred income taxes	522.2	209.5
Other non-current assets	212.2	191.2

TOTAL OTHER ASSETS	2,569.6	2,226.4

TOTAL ASSETS	$15,194.3	$14,541.7

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$385.2	$380.3
Accrued expenses	402.1	386.3
Taxes payable	49.2	324.5
Current portion of debt	369.7	74.8
Deferred revenue	123.4	126.6
Other current liabilities	204.7	200.8

TOTAL CURRENT LIABILITIES	1,534.3	1,493.3
POSTEMPLOYMENT BENEFIT LIABILITIES	634.2	665.8
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	231.4	222.0
DEFERRED INCOME TAXES	1,143.7	1,062.4
LONG-TERM DEBT	3,614.1	3,608.7
BELOW-MARKET SALES CONTRACTS, NET	98.5	111.8
OTHER LIABILITIES	330.6	338.0

TOTAL LIABILITIES	7,586.8	7,502.0
EQUITY
CLIFFS SHAREHOLDERS’ EQUITY	6,295.0	5,785.0
NONCONTROLLING INTEREST	1,312.5	1,254.7

TOTAL EQUITY	7,607.5	7,039.7

TOTAL LIABILITIES AND EQUITY	$15,194.3	$14,541.7

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Six Months Ended June 30,
	2012	2011
CASH FLOW FROM CONTINUING OPERATIONS
OPERATING ACTIVITIES
Net income	$665.7	$850.8
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	249.4	186.6
Derivatives and currency hedges	9.0	(89.8)
Equity loss in ventures (net of tax)	7.4	8.3
Deferred income taxes	(259.2)	75.9
Changes in deferred revenue and below-market sales contracts	(23.2)	(98.1)
Other	(40.7)	10.1
Changes in operating assets and liabilities:
Receivables and other assets	(86.4)	7.1
Product inventories	(265.9)	(196.8)
Payables and accrued expenses	(288.9)	(29.1)

Net cash provided (used) by operating activities	(32.8)	725.0

INVESTING ACTIVITIES
Acquisition of Consolidated Thompson, net of cash acquired	—	(4,423.4)
Purchase of property, plant and equipment	(517.0)	(244.5)
Settlements in Canadian dollar foreign exchange contracts	—	93.1
Cost of Canadian dollar foreign exchange option	—	(22.3)
Investment in Consolidated Thompson senior secured notes	—	(125.0)
Investments in ventures	(11.9)	(1.3)
Proceeds from sale of assets	8.0	2.6

Net cash used by investing activities	(520.9)	(4,720.8)

FINANCING ACTIVITIES
Net proceeds from issuance of common shares	—	853.7
Net proceeds from issuance of senior notes	—	998.1
Borrowings on term loan	—	1,250.0
Borrowings on bridge credit facility	—	750.0
Repayment of bridge credit facility	—	(750.0)
Repayment of term loan	(25.0)	—
Debt issuance costs	—	(47.7)
Borrowings under revolving credit facility	550.0	—
Repayment under revolving credit facility	(225.0)	—
Repayment of Consolidated Thompson convertible debentures	—	(337.2)
Contributions by (to) joint ventures, net	31.5	(3.0)
Common stock dividends	(128.8)	(38.0)
Other financing activities	(11.1)	(16.5)

Net cash provided by financing activities	191.6	2,659.4
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.3)	7.8

DECREASE IN CASH AND CASH EQUIVALENTS	(362.4)	(1,328.6)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	521.6	1,566.7

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$159.2	$238.1

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544